UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/14/2005

Unitrin, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-18298

DE	95-4255452
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One East Wacker Drive, Chicago, IL 60601
(Address of Principal Executive Offices, Including Zip Code)

312-661-4600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

Item 8.01        Other Events

As previously disclosed, the Company maintains three separate catastrophe reinsurance programs for its property and casualty insurance businesses. The program covering the Company's Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments provides coverage of $36 million above retention of $4 million. The program covering the property insurance operations of the Company's Life and Health Insurance segment provides coverage of $52 million above retention of $8 million. The program covering the Company's Kemper Auto and Home segment provides coverage of $160 million above retention of $20 million. As previously disclosed, the aggregate annual premium paid for all three of the Company's current catastrophe reinsurance programs is approximately $15 million.

The Company estimates that as a result of Hurricane Katrina's landfall in Louisiana, Mississippi and Alabama, it will likely incur losses in excess of its retentions in all three of its catastrophe reinsurance programs and, accordingly, estimates that it will recognize a pre-tax loss of $32 million in the quarter ended September 30, 2005, representing the aggregate amount of those retentions. In addition, the Company also estimates that it will recognize pre-tax losses totaling approximately $0.7 million due to the damage incurred in Florida caused by Hurricane Katrina. Under two of the Company's reinsurance programs, such losses may have occurred too early to be aggregated with the losses in the other Gulf States.

Due to the unsettled situation in New Orleans and the Gulf States and the unknown impact of likely indirect losses from residual market assessments, the Company is unable to estimate the total amount of its direct and indirect losses from Hurricane Katrina above the Company's catastrophe reinsurance retentions. Accordingly, the Company currently cannot estimate the amount of reinstatement premiums that the Company will pay to reinstate the full amount of reinsurance available under its catastrophe reinsurance programs. However, based on information presently available, the Company currently believes that such direct and indirect losses will not exceed its catastrophe reinsurance coverage limits and that such reinstatement premiums in the aggregate will be less than the $15 million in annual premiums paid for all three of the Company's catastrophe reinsurance programs.

The Company is presently unable to estimate the amount of life insurance claims that it will receive as a result of Hurricane Katrina. The Company is also presently unable to estimate the impact of Hurricane Katrina on its Life and Health Insurance segment's future premium revenues or cash flows.

Among the factors that could cause the actual impact of Hurricane Katrina on the Company to differ materially from current estimates are the following:

-        Restrictions and requirements imposed by governmental authorities and the scarcity of, or delay in restoring, utilities and other infrastructure that may adversely impact the ability of the Company's insurance subsidiaries to re-establish operations in affected areas, notably in New Orleans;

-        Orders, interpretations or other actions by regulators that impact the ability of the Company's insurance subsidiaries to adjust and pay claims and to lapse policies for non-payment of premiums;

-        Interpretations or decisions by courts or regulators that may govern or influence insurance policy coverage issues arising with respect to losses incurred in connection with Hurricane Katrina;

-        Scarcity of resources available to rebuild damaged structures, including labor and materials and the amount of salvage value recovered for damaged property;

-        The extent to which policyholders of the Company's Career Agency Group, who pay premiums on their policies directly to employee agents who call on such policyholders in their homes, are prevented from returning to their homes by order of governmental authorities or permanently relocate and/or lose contact with their agents, resulting in a potential shrinkage of in-force insurance policies in the affected areas;

-        The economic hardship suffered by many of the Company's policyholders and its effect on their ability to make future premium payments;

-        The Company's ability to retain displaced employee agents and independent agents;

-        The impact of Hurricane Katrina on the catastrophe reinsurance markets relative to the ability to make claim payments, future underwriting capacity, renewal terms and pricing; and

-        The impact of residual market assessments and assessments for insurance industry insolvencies.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Unitrin, Inc.

Date: September 14, 2005.	By:	/s/ Eric J. Draut
Eric J. Draut
Executive Vice President and Chief Financial Officer